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                                                                 Exhibit 2(a)(2)

                       MEZZACAPPA MULTI-STRATEGY FUND, LLC

                      A Delaware Limited Liability Company

                       LIMITED LIABILITY COMPANY AGREEMENT

                           Dated as of August 7, 2003

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
                                                    ARTICLE I

                                                   Definitions

1.1               Definitions...........................................................................      1

                                                   ARTICLE II

                                       Organization; Admission of Members

2.1.              Formation of Limited Liability Company................................................      5
2.2.              Name..................................................................................      6
2.3.              Principal and Registered Office.......................................................      6
2.4.              Duration..............................................................................      6
2.5.              Business of the Fund..................................................................      6
2.6.              Board of Managers.....................................................................      6
2.7               Members...............................................................................      7
2.8               Special Member........................................................................      7
2.9               Organizational Member.................................................................      7
2.10              Both Managers and Members.............................................................      7
2.11              Limited Liability.....................................................................      7

                                                  ARTICLE III

                                                   Management

3.1               Management and Control................................................................      8
3.2               Actions by the Board of Managers......................................................      8
3.3               Meetings of Members...................................................................      9
3.4               Custody of Assets of the Fund.........................................................      9
3.5               Other Activities of Members and Managers..............................................      9
3.6               Duty of Care..........................................................................     10
3.7               Indemnification.......................................................................     10
3.8               Fees, Expenses and Reimbursement......................................................     11

                                                   ARTICLE IV

               Termination of Status of Investment Manager and Managers, Transfers and Repurchases

4.1               Termination of Status of the Investment Manager.......................................     13
4.2               Termination of Status of a Manager....................................................     13
4.3               Removal of the Managers...............................................................     13
4.4               Transfer of Interests of Members......................................................     13
4.5               Transfer of Interests of Special Member...............................................     14
4.6               Repurchase of Interests...............................................................     14

                                                   ARTICLE V

                                                    Capital

5.1               Contributions to Capital..............................................................     17
5.2               Rights of Members to Capital..........................................................     17
5.3               Capital Accounts......................................................................     17
5.4               Allocation of Net Profit and Net Loss.................................................     18
5.5               Allocation of Certain Expenditures....................................................     18
5.6               Reserves..............................................................................     18
5.7               Incentive Allocation..................................................................     18
5.8               Tax Allocations.......................................................................     19
5.9               Distributions.........................................................................     20

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
5.10              Withholding...........................................................................     20

                                                   ARTICLE VI

                                           Dissolution and Liquidation

6.1               Dissolution...........................................................................     20
6.2               Liquidation of Assets.................................................................     21

                                                  ARTICLE VII

                                  Accounting, Valuations and Books and Records

7.1               Accounting and Reports................................................................     22
7.2               Determinations by the Board of Managers...............................................     22
7.3               Valuation of Assets...................................................................     22

                                                  ARTICLE VIII

                                            Miscellaneous Provisions

8.1               Amendment of Limited Liability Company Agreement......................................     23
8.2               Special Power of Attorney.............................................................     24
8.3               Notices...............................................................................     24
8.4               Agreement Binding Upon Successors and Assigns.........................................     25
8.5               Applicability of 1940 Act and Form N-2................................................     25
8.6               Choice of Law.........................................................................     25
8.7               Not for Benefit of Creditors..........................................................     25
8.8               Consents..............................................................................     25
8.9               Merger and Consolidation..............................................................     25
8.10              Pronouns..............................................................................     26
8.11              Confidentiality.......................................................................     26
8.12              Certification of Non-Foreign Status...................................................     26
8.13              Severability..........................................................................     26
8.14              Filing of Returns.....................................................................     26
8.15              Tax Matters Partner...................................................................     27
8.16              Section 754 Election..................................................................     27

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                       MEZZACAPPA MULTI-STRATEGY FUND, LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

         THIS LIMITED LIABILITY COMPANY AGREEMENT of Mezzacappa Multi-Strategy Fund, LLC (the "Fund") is dated as of August 7, 2003 by and among Mezzacappa Management, LLC as the Organizational Member, and Mezzacappa Investors II, LLC, as the Special Member, and those persons hereinafter admitted as Members.

         WHEREAS, the Fund has heretofore been formed as a limited liability company under the Delaware Limited Liability Company Act pursuant to an initial Certificate of Formation (the "Certificate") dated and filed with the Secretary of State of Delaware on August 7, 2003;

         NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

                                    ARTICLE I

                                   DEFINITIONS

1.1      Definitions

         For purposes of this Agreement:

         "Administrator" means the person who provides administrative services to the Fund pursuant to an administrative services agreement.

         "Advisers Act" means the Investment Advisers Act of 1940 and the rules, regulations and orders promulgated thereunder, as amended from time to time, or any successor law.

         "Affiliate" means an affiliated person of a person as such term is defined in the 1940 Act.

         "Agreement" means this Limited Liability Company Agreement, as amended from time to time.

         "Allocation Change" means, with respect to each Member for each Allocation Period, the difference between:

                  (1) the sum of (a) the balance of such Member's Capital Account as of the close of the Allocation Period (after giving effect to all allocations to be made to such Member's Capital Account as of such date other than any Incentive Allocation to be debited against such Member's Capital Account), (b) any debits to such Member's Capital Account during the Allocation Period to reflect any actual or deemed distributions or repurchases with respect to such Member's Interest, and (c) any debits to such Member's Capital Account during the Allocation Period to reflect any items allocable to such Member's Capital Account pursuant to Section 5.5 hereof; and

                  (2) the sum of (a) the balance of such Member's Capital Account as of the commencement of the Allocation Period, and
                  (b) any credits to such Member's Capital Account during the Allocation Period to reflect any contributions made by such Member to the capital of the Fund.

         If the amount specified in clause (1) exceeds the amount specified in clause (2), such difference shall be a Positive Allocation Change, and if the amount specified in clause (2) exceeds the amount specified in clause (1), such difference shall be a Negative Allocation Change.

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         "Allocation Period" means, with respect to each Member, the period commencing as of the date of admission of such Member to the Fund, and thereafter each period commencing as of the day following the last day of the preceding Allocation Period with respect to such Member, and ending at the close of business on the first to occur of the following:

                  (1) the last day of a Fiscal Year;

                  (2) the day as of which the Fund repurchases the Interest (or any portion of the Interest) of such Member;

                  (3) the day as of which the Fund admits as a substituted Member a person to whom the Interest of such Member has been Transferred (unless there is no change of beneficial ownership);

                  (4) the day as of which the Investment Manager's status is terminated pursuant to Section 4.1; and

                  (5) the day as of which the Fund dissolves or terminates.

         "Board of Managers" means the Board of Managers established pursuant to
Section 2.6.

         "Capital Account" means, with respect to each Member, the capital account established and maintained on behalf of each Member pursuant to Section 5.3.

         "Certificate" means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

         "Code" means the United States Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time, or any successor law.

         "Delaware Act" means the Delaware Limited Liability Company Act as in effect on the date hereof and as amended from time to time, or any successor law.

         "Fiscal Period" means the period commencing on the Closing Date, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

                  (1) the last day of a calendar month;

                  (2) the day preceding any day as of which a new Member is admitted to the Fund or a contribution to the capital of the Fund is made pursuant to Section 5.1;

                  (3) any day on which the Fund repurchases any Interest or portion of an Interest of any Member;

                  (4) any day as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Member, other than an amount to be credited to or debited against the Capital Accounts of all Members in accordance with their respective Investment Percentages; or

                  (5) the day as of which the Fund dissolves or terminates.

         "Fiscal Year" means the period commencing on the Initial Closing Date and ending on March 31, 2004, and thereafter each period commencing on April 1 of each year and ending on March 31 of each year

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(or on the date of a final distribution pursuant to Section 6.2 hereof), unless and until the Board of Managers shall elect another Fiscal Year for the Fund.

         "Form N-2" means the Fund's Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

         "Fund" means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

         "Incentive Allocation" means, with respect to each Member, 10% of the amount, determined as of the close of each Allocation Period with respect to such Member, by which such Member's Positive Allocation Change for such Allocation Period, if any, exceeds the sum of: (1) the Preferred Return; and (2) the amount of any positive balance in such Member's Loss Recovery Account.

         "Independent Managers" means those Managers who are not "interested persons" of the Fund as such term is defined by the 1940 Act.

         "Interest" means the entire ownership interest in the Fund at any particular time of a Member or other person to whom an Interest of a Member or portion thereof has been transferred pursuant to Section 4.4 hereof, including the rights and obligations of such Member or other person under this Agreement and the Delaware Act.

         "Initial Closing Date" means the first date on or as of which a person other than an Organizational Member is admitted to the Fund as a Member.

         "Investment Funds" means investment funds in which the Fund's assets are invested.

         "Investment Management Agreement" means a separate written agreement entered into by the Fund pursuant to which the Investment Manager provides investment advisory services to the Fund.

         "Investment Manager" means Mezzacappa Investors, LLC, a limited liability company organized under the laws of Delaware, or any person who may hereafter serve as the investment adviser to the Fund pursuant to an Investment Management Agreement.

         "Investment Percentage" means a percentage established for each Member on the Fund's books as of the first day of each Fiscal Period. The Investment Percentage of a Member for a Fiscal Period shall be determined by dividing the balance of the Member's Capital Account as of the commencement of such Fiscal Period by the sum of the Capital Accounts of all of the Members as of the commencement of such Fiscal Period. The sum of the Investment Percentages of all Members for each Fiscal Period shall equal 100%.

         "Loss Recovery Account" means a memorandum account to be recorded in the books and records of the Fund with respect to each Member, which shall have an initial balance of zero and which shall be adjusted as follows:

                  (1) As of the first day after the close of each Allocation Period for such Member, the balance of the Loss Recovery Account shall be increased by the amount, if any, of such Member's Negative Allocation Change for such Allocation Period and shall be reduced (but not below zero) by the amount, if any, of such Member's Positive Allocation Change for such Allocation Period.

                  (2) The balance of the Loss Recovery Account shall be reduced (but not below zero) as of the first day following each date as of which the Capital Account balance of any Member is reduced as a result of repurchase or Transfer with respect to such Member's Interest by an amount determined by multiplying
                  (a) such positive balance by (b) a fraction, (i) the

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                  numerator of which is equal to the amount of the repurchase or transfer, and (ii) the denominator of which is equal to the balance of such Member's Capital Account immediately before giving effect to such repurchase or Transfer.

         No transferee of any Interest shall succeed to any Loss Recovery Account balance or portion thereof attributable to the transferor unless the Transfer by which such transferee received such Interest did not involve a change of beneficial ownership.

         "Manager" means an individual designated as a manager of the Fund pursuant to the provisions of Section 2.6 of this Agreement and who serves on the Board of Managers of the Fund.

         "Member" means any person who shall have been admitted to the Fund as a member (including any Manager in such person's capacity as a member of the Fund but excluding any Manager in such person's capacity as a Manager of the Fund) until the Fund repurchases the entire Interest of such person pursuant to
Section 4.6 hereof or a substituted member or members are admitted with respect to any such person's entire Interest as a member pursuant to Section 4.4 hereof; such term includes the Investment Manager or an Affiliate of the Investment Manager to the extent the Investment Manager (or such Affiliate) makes a capital contribution to the Fund and shall have been admitted to the Fund as a member, but shall not include the Special Member in its capacity as such.

         "Negative Allocation Change" has the meaning given such term in the definition of Allocation Change.

         "Net Assets" means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, calculated before giving effect to any repurchases of Interests.

         "Net Profit" or "Net Loss" means the amount by which the Net Assets as of the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Fiscal Period (or, with respect to the initial Fiscal Period of the Fund, as of the close of business on the Closing Date), such amount to be adjusted to exclude any items to be allocated among the Capital Accounts of the Members on a basis that is not in accordance with the respective Investment Percentages of all Members as of the commencement of such Fiscal Period pursuant to Sections 5.5 and 5.6 hereof.

         "1940 Act" means the Investment Company Act of 1940 and the rules, regulations and orders promulgated thereunder, as amended from time to time, or any successor law.

         "Organizational Member" means Mezzacappa Management, LLC, a limited liability company formed under the laws of Delaware.

         "Portfolio Managers" means the unrelated investment advisers that manage and direct the investment activities of Investment Funds or are retained to manage and invest designated portions of the Fund's assets.

         "Positive Allocation Change" has the meaning given such term in the definition of Allocation Change.

         "Preferred Return" means, for any Member, for any Allocation Period, an amount determined by applying an annual percentage rate equal to the 3-month LIBOR to the Capital Account balance as of the beginning of the applicable Allocation Period for the period beginning on the first day of the Allocation Period and ending on the last day of the calendar quarter (calculated on the basis of the actual number of days elapsed during such period in a year of 360 days). If the applicable Allocation Period contains more than one calendar quarter, the calculation is repeated for each successive calendar quarter with compounding at the beginning of each calendar quarter. The 3-month LIBOR used for this purpose will be

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such rate as is reported by the British Bankers' Association as of the last business day of the prior calendar quarter.

         "Securities" means securities (including, without limitation, equities, debt obligations, options, and other "securities" as that term is defined in
Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation or currency, or commodity, all types of derivative instruments and financial instruments and any contracts based on any index or group of securities, debt obligations or currencies, or commodities, and any options thereon.

         "Separately Managed Account" means an Investment Fund created specifically to facilitate management of the Fund's assets by a Subadviser.

         "Special Laws or Regulations" means special regulatory or compliance requirements such as those imposed by the Bank Holding Company Act, certain Federal Communications Commission regulations, or the Employee Retirement Income Security Act of 1974, as each may be amended from time to time.

         "Special Member" means Mezzacappa Investors II, LLC, a limited liability company organized under the laws of Delaware, or an Affiliate of the Investment Manager that the Investment Manager designates to serve as Special Member.

         "Special Member Account" means the Capital Account established and maintained on behalf of the Special Member pursuant to Section 5.3 hereof solely for the purpose of receiving the Incentive Allocation.

         "Subadviser" means any Portfolio Manager selected by the Investment Manager to directly manage Fund assets through a Separately Managed Account.

         "Taxable Year" means a calendar year.

         "Transfer" means the assignment, transfer, sale, encumbrance, pledge or other disposition of all or any portion of an Interest, including any right to receive any allocations and distributions attributable to an Interest.

         "Valuation Date" means the date as of which the Fund values an Interest for purposes of determining the price at which the Interest is to be purchased by the Fund pursuant to an offer made by the Fund pursuant to Section 4.6 hereof.

                                   ARTICLE II

                       ORGANIZATION; ADMISSION OF MEMBERS

2.1.     Formation of Limited Liability Company

         The Fund has been formed as a limited liability company at the direction of the Organizational Member who authorized the filing of the Certificate, which actions are hereby ratified by the execution of this Agreement. The Board of Managers shall execute and file in accordance with the Delaware Act any amendment to the Certificate and shall execute and file with applicable governmental authorities any other instruments, documents and certificates that, in the opinion of the Fund's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

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2.2.     Name

         The name of the Fund shall be "Mezzacappa Multi-Strategy Fund, LLC" or such other name as the Board of Managers may hereafter adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) taking such other actions as may be required by law.

2.3.     Principal and Registered Office

         The Fund shall have its principal office at 630 Fifth Avenue, Suite 2600, New York, New York 10111, or at such other place designated from time to time by the Board of Managers.

         The Fund shall have its registered office in Delaware at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and shall have Corporation Service Company as its registered agent for service of process in Delaware, unless a different registered office or agent is designated from time to time by the Board of Managers.

2.4.     Duration

         The term of the Fund commenced on the filing of the Certificate with the Secretary of State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

2.5.     Business of the Fund

         (a) The business of the Fund is to purchase, sell (including short sales), invest and trade in Securities, on margin or otherwise, and to engage in any financial or derivative transactions relating thereto or otherwise, either directly or by investment in Investment Funds. The Fund may execute, deliver and perform all contracts, agreements, subscription documents and other undertakings and engage in all activities and transactions as may in the opinion of the Board of Managers be necessary or advisable to carry out its objective or business.

         (b) The Fund shall operate as a closed-end, non-diversified, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions as may be adopted by the Board of Managers and in accordance with the 1940 Act.

2.6.     Board of Managers

         (a) Prior to the Closing Date, the Organizational Member shall designate such persons who shall agree to be bound by all of the terms of this Agreement to serve as Managers on the Board of Managers, subject to the election of such persons prior to the Closing Date by the Organizational Member. By signing this Agreement or signing an investor application or certification in connection with the purchase of an Interest, a Member admitted to the Fund shall be deemed to have voted for the election of each of the Managers so designated. After the Closing Date, the Board of Managers may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Manager and the provisions of Section 3.3 hereof with respect to the election of Managers to the Board of Managers by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Manager. The names and mailing addresses of the Managers shall be set forth in the books and records of the Fund. The number of Managers shall be fixed from time to time by the Board of Managers.

         (b) Each Manager shall serve on the Board of Managers for the duration of the term of the Fund, unless his or her status as a Manager shall be sooner terminated pursuant to Section 4.2 hereof. In the event of any vacancy in the position of Manager, the remaining Managers may appoint an individual to serve in such capacity, so long as immediately after such appointment at least two-thirds (2/3) of the Managers then serving would have been elected by the Members. The Board of Managers may call a meeting of Members to fill any vacancy in the position of Manager, and shall do so within 60 days after

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any date on which Managers who were elected by the Members cease to constitute a majority of the Managers then serving on the Board of Managers.

         (c) In the event that no Manager remains to continue the business of the Fund, the Organizational Member shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Managers to the Board of Managers. If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

2.7      Members

         (a) After the Initial Closing Date, the Fund shall accept subscriptions for Interests as of the first day of each month. Any amounts received in advance of a closing will be placed in an interest-bearing escrow account with the Escrow Agent prior to their investment in the Fund. All subscriptions are subject to the receipt of a properly completed subscription agreement and cleared funds in the full amount of the subscription on or prior to the applicable dates set out in the subscription agreement. Cleared funds received prior to the due date set out in the subscription agreement will earn interest until such due date, and any such interest will be allocated to the investor, added to the amount of the investor's subscription and invested in the Fund. The Board reserves the right to reject any subscription for Interests and the Board may, in its sole discretion, suspend subscriptions for Interests at any time and from time to time.

         (b) The minimum initial investment in the Fund from each investor is $2,000,000, and the minimum additional investment in the Fund is $100,000. The minimum initial and additional investments may be reduced by the Board with respect to individual investors or classes of investors.

         (c) Except as otherwise permitted by the Board, all subscriptions must be made in cash and must be transmitted by the time and in the manner that is specified in the subscription documents of the Fund. Subscriptions are payable in one installment. If the Board agrees to accept a contribution of securities, the securities shall be valued in the same manner as the Fund values its other assets.

2.8      Special Member

         Upon execution of this Agreement, the Special Member shall be admitted to the Fund as the holder of a special member interest for the purpose of receiving the Incentive Allocation, subject to due approval, in accordance with the requirements of the 1940 Act, of the Investment Advisory Agreement. The Interest in the Fund of the Special Member shall be non-voting.

2.9      Organizational Member

         The initial contribution of capital to the Fund by the Organizational Member shall be represented by an Interest, which Interest shall have the same rights as other Interests held by Members.

2.10     Both Managers and Members

         A Member may at the same time be a Manager and a Member, or a Special Member and Member, in which event such Member's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions of this Agreement or as provided in the Delaware Act.

2.11     Limited Liability

         Except as provided under applicable law, a Member and the Special Member shall not be liable for the Fund's debts, obligations and liabilities in any amount in excess of the capital account balance of such

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Member, plus such Member's share of undistributed profits and assets. Except as required under applicable law, a Manager shall not be liable for the Fund's debts, obligations and liabilities.

                                   ARTICLE III

                                    MANAGEMENT

3.1      Management and Control

         (a) Management and control of the business of the Fund shall be vested in the Board of Managers, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of Managers under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and their duties hereunder. No Manager shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Manager's authority as delegated by the Board of Managers. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Independent Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an "interested person" of such company, as such term is defined by the 1940 Act. During any period in which the Fund shall have no Managers, the Investment Manager shall continue to serve as the Investment Manager to the Fund and shall have the authority to manage the business and affairs of the Fund.

         (b) Members shall have no right to participate in and shall take no part in the management or control of the Fund's business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

         (c) The Board of Managers may delegate to any other person any rights, power and authority vested by this Agreement in the Board of Managers to the extent permissible under applicable law, and may appoint persons to serve as officers of the Fund, with such titles and authority as may be determined by the Board of Managers consistent with applicable law.

3.2      Actions by the Board of Managers

         (a) Unless provided otherwise in this Agreement, the Board of Managers shall act only: (i) by the affirmative vote of a majority of the Managers (including the vote of a majority of the Independent Managers if required by the 1940 Act) present at a meeting duly called at which a quorum of the Managers shall be present (in person or by telephone, if permitted by the 1940 Act) or (ii) by unanimous written consent of all of the Managers without a meeting, if permitted under the 1940 Act.

         (b) The Board of Managers may designate from time to time a Principal Manager who shall preside at all meetings of the Board of Managers. Meetings of the Board of Managers may be called by the Principal Manager or by any two Managers, and may be held on such date and at such time and place as the Board of Managers shall determine. Each Manager shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Except as otherwise required by the 1940 Act, notice need not be given to any Manager who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Managers may attend and participate in any meeting by telephone if permitted under the 1940 Act. A majority of the Managers shall constitute a quorum at any meeting.

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3.3      Meetings of Members

         (a) Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Meetings of the Members may be called by the Board of Managers or by Members holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board of Managers shall determine. The Board of Managers shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Managers and
(ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

         (b) Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member's Investment Percentage as of the record date for such meeting. The Board of Managers shall establish a record date not less than 10 days nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes that each Member will be entitled to cast at the meeting, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

         (c) A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

3.4      Custody of Assets of the Fund

         The physical possession of all funds, Securities or other properties of the Fund shall at all times, be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act and the rules thereunder.

3.5      Other Activities of Members and Managers

         (a) The Managers shall not be required to devote all of their time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.

         (b) Any Member or Manager, and any Affiliate of any Member or Manager, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member or Manager shall have any rights in or to such activities of any other Member or Manager, or any profits derived therefrom.

3.6      Duty of Care

         (a) Neither a Manager nor the Investment Manager shall be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of their services pursuant to any agreement, including this Agreement, between a Manager, or the Investment Manager and the Fund for the provision of services to the Fund unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of the Manager or the Investment Manager, as applicable, constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the performance of their services to the Fund.

         (b) Members not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for an Interest shall be liable to the Fund, any Member or third parties only as provided under the Delaware Act.

3.7      Indemnification

         (a) To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Manager (including for this purpose his or her respective executors, heirs, assigns, successors or other legal representatives), against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager of the Fund or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of a Manager for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

         (b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill such undertaking, or (iii) a majority of the Managers (excluding any Manager who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

         (c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Managers (excluding any Manager who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or (ii) the Board of Managers secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Fund or its Members to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

         (d) Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In (i) any suit brought by a Manager (or other person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and
(ii) in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the Manager or other person claiming a right to indemnification under this Section 3.7 has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the Manager or other person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

         (e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which such indemnitee may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

         (f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Manager or other person.

3.8      Fees, Expenses and Reimbursement

         (a) The Investment Manager and its Affiliates shall be entitled to receive such fees for services provided to the Fund as may be agreed to by the Investment Manager (or its Affiliate) and the Fund pursuant to the Investment Management Agreement or other applicable agreement relating to such services.

         (b) The Board of Managers may cause the Fund to compensate each Manager who is not an officer or employee of the Investment Manager (or of its Affiliates) for his or her services as such, and such Manager shall be reimbursed by the Fund for reasonable travel and out-of-pocket expenses incurred by him in performing his duties under this Agreement.

         (c) The Fund shall bear all expenses incurred in its business and operations, other than those specifically required to be borne by the Investment Manager pursuant to the Investment Management Agreement. Expenses to be borne by the Fund include, but are not limited to, the following:

              (i) all expenses related to its investment program, including, but not limited to, fees paid and expenses reimbursed directly or indirectly to Investment Funds or Portfolio Managers (including management fees, performance or incentive fees or allocations and redemption or withdrawal fees, however titled or structured), all costs and expenses directly related to portfolio transactions and positions for the Fund's account such as direct and indirect expenses associated with the Fund's investments, including its investments in Investment Funds or Separately Managed Accounts (whether or not consummated), and enforcing the Fund's rights in respect of such investments, transfer taxes and premiums, taxes withheld on non-U.S. dividends, fees for data and software providers, third-party research expenses, professional fees (including, without limitation, the fees and expenses of consultants, and experts for advice relating to the Fund and, if applicable in the event the Fund invests through a Separately Managed Account (or in connection with its temporary or cash management investments), brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees;

              (ii) all costs and expenses associated with the establishment of Separately Managed Accounts (whether or not consummated);

              (iii)  any non-investment related interest expense;

              (iv) attorneys' fees and disbursements associated with preparing and updating the Fund's Private Placement Memorandum, agreements between the Fund and its service providers or with qualifying prospective investors, subscription documents and other Fund-related documents;

              (v) fees and disbursements of any accountants engaged by the Fund, and expenses related to the annual audit of the Fund;

              (vi) the Investment Management Fee paid and out-of-pocket expenses reimbursed to the Investment Manager;

              (vii) fees paid and out-of-pocket expenses reimbursed to the Administrator, Custodian or Escrow Agent;

              (viii) escrow and other recordkeeping fees and expenses;

              (ix) the costs of errors and omissions/directors' and officers' liability insurance and a fidelity bond;

              (x) the fees of the Independent Managers and out-of-pocket expenses of all Managers in attending meetings of the Board and committees of the Board;

              (xi) the costs of preparing and mailing reports and other communications, including proxy, tender offer correspondence or similar materials, to Members;

              (xii) all expenses relating to meetings of the Members, including travel and other out-of-pocket expenses of all Managers in attending such meetings;

              (xiii) all costs and charges for equipment or services used in communicating information regarding the Fund's transactions among the Investment Manager and any custodian or other agent engaged by the Fund; and

              (xiv) any extraordinary expenses, including indemnification expenses as provided for in this LLC Agreement.

         The Investment Manager and its Affiliates shall be entitled to reimbursement from the Fund for any of the above expenses that it pays on behalf of the Fund.

         (d) Subject to procuring any required regulatory approvals, from time to time the Fund may, alone or in conjunction with other registered or unregistered investment funds or other accounts for which the Investment Manager, or any of its Affiliates, acts as general partner or investment adviser, purchase insurance in such amounts, from such insurers and on such terms as the Board of Managers shall determine.

                                   ARTICLE IV

    TERMINATION OF STATUS OF INVESTMENT MANAGER AND MANAGERS, TRANSFERS AND
                                  REPURCHASES

4.1      Termination of Status of the Investment Manager

         The status of the Special Member shall terminate if the Investment Management Agreement with the Investment Manager terminates and the Fund does not enter into a new Investment Management Agreement with the Investment Manager, effective as of the date of such termination.

4.2      Termination of Status of a Manager

         The status of a Manager shall terminate if the Manager (i) shall die;
(ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Manager (upon not less than 90 days' prior written notice to the other Managers); (iv) shall be removed pursuant to Section 4.3; (v) shall be certified by a physician to be mentally or physically unable to perform his or her duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Manager; or
(viii) shall otherwise cease to be a Manager of the Fund under the Delaware Act.

4.3 Removal of the Managers

         Any Manager may be removed at any time with or without cause either by
(a) the vote or written consent of at least two-thirds (2/3) of the Managers not subject to the removal vote or (b) the vote or written consent of Members holding not less than 80% of the total number of votes eligible to be cast by all Members.

4.4      Transfer of Interests of Members

         (a) Except as otherwise provided herein, no person may become a substituted Member without the written consent of the Board, which consent may be withheld for any reason in its sole discretion. An Interest held by a Member may be transferred only: (1) by operation of law as a result of the death, divorce, bankruptcy, insolvency, adjudicated incompetence or dissolution of the Member; or (2) with the written consent of the Board, which may be withheld in its sole discretion and is expected to be granted, if at all, only under limited circumstances. Unless the Fund consults with counsel to the Fund and counsel confirms that the transfer will not cause the Fund to be treated as a "publicly traded partnership" taxable as a corporation, the Board generally shall not consent to a transfer unless the following conditions are met: (1) the transferring Member has been a Member for at least six months; (2) the proposed transfer is to be made on the effective date of an offer by the Fund to (3) the transfer is (a) one in which the tax basis of the

Interest in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferring Member, for example, certain transfers to affiliates, gifts and contributions to family entities, (b) to members of the transferring Member's immediate family (siblings, spouse, parents or children), or (c) a distribution from a qualified retirement plan or an individual retirement account. Any pledge, transfer, or assignment not made in accordance with this Section 4.4 shall be void.

         (b) The Board of Managers may not consent to a Transfer of an Interest or a portion thereof of a Member unless: (i) the person to whom the Interest is Transferred (or each of the person's beneficial owners if such a person is a "private investment company" as defined in paragraph (d)(3) of Rule 205-3 under the Advisers Act) is a person whom the Board of Managers believes meets the requirements of paragraph (d)(1) of Rule 205-3 under the Advisers Act or any successor rule thereto; and (ii) the entire Interest of the Member is Transferred to a single transferee or, after the Transfer of a portion of an Interest, the balance of the Capital Account of each of the transferee and transferor is not less than $500,000. Any transferee that acquires an Interest by operation of law as the result of the death, divorce, bankruptcy, insolvency, adjudicated incompetency or dissolution of a Member or otherwise, shall be entitled to the allocations and distributions allocable to the Interest so acquired and to Transfer such Interest in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member. If a Member transfers an Interest with the approval of the Board of Managers, the Board of Managers shall promptly take all necessary actions so that the transferee to whom such Interest is transferred is admitted to the Fund as a Member. Each Member effecting a Transfer and its transferee agrees to pay all expenses, including attorneys' and accountants' fees, incurred by the Fund in connection with such Transfer.

         (c) Each Member shall indemnify and hold harmless the Fund, the Managers, the Investment Manager, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.4 and (ii) any misrepresentation by such Member in connection with any such Transfer.

4.5      Transfer of Interests of Special Member

         The Special Member may not Transfer its Interest as the Special Member, except to an Affiliate of the Investment Manager. Any such Transfer shall be subject to approval by the Board of Managers.

4.6      Repurchase of Interests

         (a) Except as otherwise provided in this Agreement, no Member or other person holding an Interest or portion thereof shall have the right to withdraw or tender to the Fund for repurchase that Interest or portion thereof. The Board of Managers from time to time, in its sole discretion and on such terms and conditions as it may determine, may cause the Fund to repurchase Interests or portions thereof pursuant to written tenders. However, the Fund shall not offer to repurchase Interests on more than four occasions during any one Fiscal Year unless it has received an opinion of counsel to the effect that such more frequent offers would not cause any adverse tax consequences to the Fund or the Members. In determining whether to cause the Fund to repurchase Interests or portions thereof pursuant to written tenders, the Board of Managers shall consider the recommendation of the Investment Manager, and shall also consider the following factors, among others:

                  (i) whether any Members have requested to tender Interests or portions thereof to the Fund;

                  (ii) the liquidity of the Fund's assets (including fees and costs associated with withdrawing from Investment Funds and/or disposing of assets managed by Subadvisers);

                  (iii) the investment plans and working capital and reserve requirements of the Fund;

                  (iv) the relative economies of scale of the tenders with respect to the size of the Fund;

                  (v)      the history of the Fund in repurchasing Interests;

                  (vi) the availability of information as to the value of the Fund's interests in Investment Funds;

                  (vii) the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

                  (viii) any anticipated tax consequences to the Fund of any proposed repurchases of Interests; and

                  (ix)     the recommendations of the Investment Manager.

         The Board of Managers shall cause the Fund to repurchase Interests or portions thereof pursuant to written tenders only on terms determined by the Board of Managers to be fair to the Fund and to all Members (including persons holding Interests acquired from Members), as applicable.

         (b) A Member who tenders for repurchase only a portion of the Member's Interest will be required to maintain a capital account balance equal to $2,000,000 net of the amount of the Incentive Allocation, if any, that is to be debited from the capital account of the Member as of the Valuation Date with respect to the portion of the Interest repurchased. If a Member tenders an amount that would cause the Member's capital account balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from the Member so that the required minimum balance is maintained.

         (c) The Investment Manager may tender any Interest or a portion thereof that it holds as a Member under Section 4.6(a) hereof.

         (d) Notwithstanding any other provision of this Agreement, the Special Member may tender any Interest or a portion thereof in the Special Member Account at any time.

         (e) The Board of Managers may cause the Fund to repurchase an Interest or portion thereof of a Member or any person acquiring an Interest or portion thereof from or through a Member in the event that the Board of Managers determines or has reason to believe that:

                  (i) such an Interest or portion thereof has been transferred in violation of Section 4.4 hereof, or such an Interest or portion thereof has vested in any person by operation of law as the result of the death, divorce, bankruptcy, insolvency, adjudicated incompetency or dissolution of a Member;

                  (ii) ownership of such an Interest by a Member or other person will cause the Fund to be in violation of, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

                  (iii) continued ownership of such an Interest may be harmful or injurious to the business or reputation of the Fund, the Managers or the Investment Manager, or may subject the Fund or any of the Members to an undue risk of adverse tax or other fiscal or regulatory consequences;

                  (iv) such Member's continued participation in the Fund may cause the Fund to be classified as a "publicly traded partnership" within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder;

                  (v) any of the representations and warranties made by a Member in connection with the acquisition of an Interest or portion thereof was not true when made or has ceased to be true;

                  (vi) with respect to a Member subject to Special Laws or Regulations, the Member is likely to be subject to additional regulatory or compliance requirements under these Special Laws or Regulations by virtue of continuing to hold an Interest; or

                  (vii) it would be in the best interests of the Fund, as determined by the Board of Managers in its sole discretion, for the Fund to repurchase such an Interest or portion thereof.

         (f) Repurchases of Interests or portions thereof by the Fund shall be payable promptly after the date of each such repurchase or, in the case of an offer by the Fund to repurchase Interests, promptly after the expiration date of such repurchase offer in accordance with the terms of such offer. Payment of the purchase price for an Interest (or portion thereof) shall consist of a non-interest-bearing and non-transferable promissory note (the "Promissory Note") in an amount equal to the net asset value of the Interest (or portion thereof) repurchased by the Fund determined as of the date of such repurchase (the "Repurchase Value"). Two payments shall be made in respect of the Promissory Note: (i) an amount equal to at least 95% of the estimated Repurchase Value (the "Initial Payment"); and (ii) an amount equal to the excess, if any, of the Repurchase Value over the Initial Payment (the "Post-Audit Payment"). The Initial Payment shall be made on or before the later of (i) 30 days after the Repurchase Date, or (2) if the Fund has requested withdrawals of its capital from any Investment Funds, ten business days after the Fund has received at least 95% of the aggregate amount withdrawn by the Fund from the Investment Funds. The Post-Audit Payment shall be made promptly after the completion of the next annual audit of the Fund's financial statements. Notwithstanding anything in the foregoing to the contrary, the Board of Managers, in its discretion, may pay any portion of the repurchase price in marketable Securities (or any combination of marketable Securities and cash) having a value, determined as of the date of repurchase, equal to the amount to be repurchased.

         (g) Upon a vote of a majority of the Board, including a majority of the Independent Managers, the Fund may suspend or postpone a repurchase offer:

                  (i) for any period during which circumstances exist as a result of which it is not reasonably practicable for the Fund to dispose of securities it owns or to determine the value of the Fund's net assets;

                  (ii) for any other periods that the SEC permits by order for the protection of Members; or

                  (iii) for any period as the Board deems advisable to the Fund and its Members.

         (h) Subject to the approval of the Board of Managers and compliance with the 1940 Act, the Fund may impose a redemption fee in connection with repurchases of Interests, including a fee applicable to repurchases of Interests (or portions thereof) effected prior to expiration of a specified period subsequent to a Member's admission to the Fund.

         (i) A Member may at any time submit to the Fund a written request that the Fund repurchase the entire Interest of such Member, as contemplated by
Section 6.1(3) hereof. Any such request shall be sent to the Fund by registered or certified mail, return receipt requested, and shall be deemed valid only if the Member has received a letter from the Fund acknowledging its receipt of the request. The Fund shall send such letter to the Member promptly upon its receipt of the Member's request.

                                    ARTICLE V

                                     CAPITAL

5.1      Contributions to Capital

         (a) The minimum initial contribution of each Member to the capital of the Fund shall be such amount as the Board of Managers, in its discretion, may determine from time to time. The amount of the initial contribution of each Member shall be recorded on the books and records of the Fund upon acceptance as a contribution to the capital of the Fund. The Managers shall not be entitled to make contributions of capital to the Fund as Managers of the Fund, but may make contributions to the capital of the Fund as Members. The Investment Manager may make contributions to the capital of the Fund as a Member.

         (b) Members may make additional contributions to the capital of the Fund effective as of such times as the Board of Managers, in its discretion, may permit, subject to Section 2.7 hereof, but no Member shall be obligated to make any additional contribution to the capital of the Fund except to the extent provided in Section 5.6 hereof. The minimum initial capital contribution of a Member to the capital of the Fund shall be such amount as the Board of Managers, in its sole discretion, may determine from time to time.

         (c) Initial and any additional contributions to the capital of the Fund by any Member shall be payable in cash, payable in readily available funds at the date of the proposed acceptance of the contribution.

5.2      Rights of Members to Capital

         No Member shall be entitled to interest on any contribution to the capital of the Fund, nor shall any Member be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund of a part or all of such Member's Interest pursuant to Section 4.6 hereof or (ii) upon the liquidation of the Fund's assets pursuant to Section 6.2 hereof. No Member shall be liable for the return of any such amounts. No Member shall have the right to require partition of the Fund's property or to compel any sale or appraisal of the Fund's assets.

5.3      Capital Accounts

         (a) The Fund shall maintain a separate Capital Account for each Member.

         (b) Each Member's Capital Account shall have an initial balance equal to the amount of cash and the value of any Securities constituting such Member's initial contribution to the capital of the Fund.

         (c)      Each Member's Capital Account shall be increased by the sum of
(i) the amount of cash and the value of any Securities constituting additional contributions by such Member to the capital of the Fund permitted pursuant to
Section 5.1 hereof, plus (ii) all amounts credited to such Member's Capital Account pursuant to Sections 5.4 through 5.6 hereof.

         (d)      Each Member's Capital Account shall be reduced by the sum of
(i) the amount of any repurchase of the Interest, or portion thereof, of such Member or distributions to such Member pursuant to Sections 4.6, 5.9 or 6.2 hereof which are not reinvested (net of any liabilities secured by any asset distributed that such Member is deemed to assume or take subject to under
Section 752 of the Code), plus (ii) any amounts debited against such Capital Account pursuant to Sections 5.4 through 5.7 hereof.

         (e) The Fund shall maintain a Special Member Account for the Special Member solely for purposes of receiving the Incentive Allocation pursuant to Section 5.7 hereof. The Special Member Account shall have an initial balance of zero.

5.4      Allocation of Net Profit and Net Loss

         As of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with their respective Investment Percentages for such Fiscal Period. If a Member has made more than one capital contribution, the allocation of Net Profit or Net Loss shall be determined as if each such capital contribution was a separate Capital Account of such Member.

5.5      Allocation of Certain Expenditures

         Except as otherwise provided for in this Agreement and unless prohibited by the 1940 Act, any expenditures payable by the Fund, to the extent determined by the Board of Managers to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, shall be charged to only those Members on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges shall be debited from the Capital Accounts of such Members as of the close of the Fiscal Period during which any such items were paid or accrued by the Fund.

5.6      Reserves

         (a) Appropriate reserves may be created, accrued and charged against Net Assets and proportionately against the Capital Accounts of the Members for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Investment Manager or the Board of Managers, such reserves to be in the amounts that the Board of Managers, in its sole discretion, deems necessary or appropriate. The Board of Managers may increase or reduce any such reserves from time to time by such amounts as the Board of Managers, in its sole discretion, deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Members at the time when such reserve is created, increased or decreased, as the case may be, except that, if the reserves, or any increase or decrease in them, is deemed by the Board, in its sole discretion, to be material, the amount of the reserves, increase, or decrease may instead be charged or credited to those investors who were Members at the time, as determined by the Board, of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to their capital accounts at that time.

5.7      Incentive Allocation

         (a) For purposes of determining the amount of the Incentive Allocation for any Allocation Period, if a Member has made more than one capital contribution to the Fund, the Allocation Change and the Preferred Return for such Allocation Period and the balance in the Loss Recovery Account with respect to such Member shall be determined as if each such capital contribution were a separate Capital Account of such Member.

         (b) So long as the Special Member holds its interest in the Special Member Account, the Incentive Allocation shall be debited against the Capital Account of each Member as of the last day of each Allocation Period with respect to such Member and the amount so debited shall simultaneously be credited to the Special Member Account.

         (c) If only a portion of the Interest of a Member is repurchased by the Fund as of a date that would not, but for such repurchase, be the end of an Allocation Period, the Incentive Allocation shall be made as of such date only as to that portion of any Positive Allocation Change for the Allocation Period that is allocable to the portion of the Interest repurchased. For this purpose, pro rata portions of the Positive

Allocation Change and the Preferred Return for the Allocation Period, and any balance in the Loss Recovery Account, shall be deemed associated with the portion of the Interest repurchased, and there shall be a corresponding reduction made in the Positive Allocation Change, Preferred Return and Loss Recovery Account balance (if any) associated with the remaining Interest. As of the end of the next Allocation Period with respect to a Member following the repurchase of a portion of the Member's Interest, the Incentive Allocation with respect to such Interest (if any) shall be determined based on the Positive Allocation Change and Preferred Return for the period from the beginning of the Allocation Period in which such repurchase was made through the end of the current Allocation Period and the balance of the Loss Recovery Account (if any) as of the end of the current Allocation Period.

         (d) If a portion of a Member's interest is repurchased by the Fund, the repurchase shall be deemed to be made from the earliest capital contribution made by such Member. If the amount of the repurchase exceeds the Capital Account balance attributable to such capital contribution, the amount of any excess shall be deemed to be made from the next oldest capital contribution. This attribution process shall continue until the full amount of the repurchase has been applied to capital contributions made by such Member.

5.8      Tax Allocations

         For each Taxable Year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Members in such manner as to reflect equitably amounts credited or debited to each Member's Capital Account for the current and prior Fiscal Years (or relevant portions thereof). Allocations under this Section 5.8 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e)
promulgated thereunder, as applicable, or the successor provisions to such Section and Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the "qualified income offset" requirement of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

         If the Fund realizes capital gains (including short-term capital gains) for Federal income tax purposes ("gains") for any Taxable Year during or as of the end of which the Interests of one or more Positive Basis Members (as hereinafter defined) are repurchased by the Fund pursuant to Article IV, the Board of Managers, unless otherwise determined by the Board of Managers, in its sole discretion, shall allocate such gains as follows: (i) to allocate such gains among such Positive Basis Members, pro rata in proportion to the respective Positive Basis (as hereinafter defined) of each such Positive Basis Member, until either the full amount of such gains shall have been so allocated or the Positive Basis of each such Positive Basis Member shall have been eliminated and (ii) to allocate any gains not so allocated to Positive Basis Members to the other Members in such manner as shall equitably reflect the amounts allocated to such Members' Capital Accounts pursuant to Section 5.4.

         As used herein, (i) the term "Positive Basis" shall mean, with respect to any Member and as of any time of calculation, the amount by which its Interest as of such time exceeds its "adjusted tax basis," for Federal income tax purposes, in its Interest as of such time (determined without regard to any adjustments made to such "adjusted tax basis" by reason of any transfer or assignment of such Interest, including by reason of death, and without regard to such Member's share of the liabilities of the Fund under Section 752 of the
Code), and (ii) the term "Positive Basis Member" shall mean any Member whose Interest is repurchased by the Fund and who has Positive Basis as of the effective date of the repurchase, but such Member shall cease to be a Positive Basis Member at such time as it shall have received allocations pursuant to clause (i) of the second paragraph of this Section 5.8 equal to its Positive Basis as of the effective date of such repurchase.

         Notwithstanding anything to the contrary in the foregoing, if the Fund realizes taxable income and gains in any Fiscal Year with respect to which the Special Member is entitled to an Incentive Allocation under Section 5.7 hereof, the Board of Managers (at the request of the Special Member) may specially allocate such gains to the Special Member in an amount by which the Incentive Allocation exceeds the Special Member's "adjusted tax basis" (determined without regard to any allocation to be made pursuant to this paragraph) in its interest in the Fund as of the time it withdraws such Incentive Allocation. The Special Member's "adjusted tax basis", for these purposes, shall be increased by any amount of the Incentive Allocation withdrawal that it elects to contribute as a Member to the Fund as of the date of the withdrawal of the Incentive Allocation.

5.9      Distributions

         The Board of Managers, in its sole discretion, may authorize the Fund to make distributions in cash or in kind at any time to all of the Members on a pro rata basis in accordance with the Members' Investment Percentages.

5.10     Withholding

         (a) The Board of Managers may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes from any distribution to any Member to the extent required by the Code or any other applicable law.

         (b) For purposes of this Agreement, any taxes so withheld by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Capital Account of such Member. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member's Interest shall pay to the Fund as a contribution to the capital of the Fund, upon demand of the Board of Managers, the amount of such excess.

         (c) The Board of Managers shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board of Managers with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Fund and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

                                   ARTICLE VI

                          DISSOLUTION AND LIQUIDATION

6.1      Dissolution

         (a)      The Fund shall be dissolved:

                  (i) upon the affirmative vote to dissolve the Fund by both: (i) the Board of Managers and (ii) Members holding at least 80% of the total number of votes eligible to be cast by all Members;

                  (ii) upon the failure of Members to elect a successor Manager at a meeting called by the Organizational Member in accordance with Section 2.6(c) hereof when no Manager remains to continue the business of the Fund;

                  (iii) upon the expiration of any two year period that commences on the date on which any Member has submitted, in accordance with the procedure specified in Section 4.6(i), a written notice to the Fund requesting the repurchase of its entire Interest by the Fund, if such Interest has not been repurchased by the Fund; or

                  (iv)     as required by operation of law.

         (b) Dissolution of the Fund shall be effective on the later of the day on which the event giving rise to the dissolution shall occur or the conclusion of any applicable 60 day period during which the Board of Managers and Members may elect to continue the business of the Fund as provided above, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

6.2      Liquidation of Assets

         (a) Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board of Managers shall promptly appoint the Organizational Member as the liquidator and the Organizational Member shall liquidate the business and administrative affairs of the Fund, except that if the Board of Managers does not appoint the Organizational Member as the liquidator or the Organizational Member is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall promptly liquidate the business and administrative affairs of the Fund. Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Section 5.4 hereof. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board of Managers or liquidator shall deem appropriate in its sole discretion as applicable) shall be distributed in the following manner:

                  (i) the debts of the Fund, other than debts, liabilities or obligations to Members, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Fund's assets to the Members has been completed, shall first be paid on a pro rata basis;

                  (ii) such debts, liabilities or obligations as are owing to the Members shall next be paid in their order of seniority and on a pro rata basis;

                  (iii) the Special Member shall next be paid any balance in the Special Member Account after giving effect to the Incentive Allocation, if any, to be made pursuant to Section
                  5.7 hereof; and

                  (iv) the Members shall next be paid on a pro rata basis the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Members' Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(iv).

         (b) Anything in this Section 6.2 to the contrary notwithstanding, upon dissolution of the Fund, the Board of Managers or other liquidator may distribute in kind any assets of the Fund as close to ratably as reasonably possible; provided, however, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above, and (ii) any profit or loss attributable to property distributed in-kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution.

                                   ARTICLE VII

                   ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS

7.1      Accounting and Reports

         (a) The Fund shall adopt for tax accounting purposes any accounting method that the Board of Managers shall decide in its sole discretion is in the best interests of the Fund. The Fund's accounts shall be maintained in U.S. currency.

         (b) After the end of each taxable year, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member's Interest as is necessary for Members to complete federal, state and local income tax or information returns and any other tax information required by federal, state or local law.

         (c) Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Member a semi-annual report and an annual report containing the information required by such Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with U.S. generally accepted accounting principles. The Fund may furnish to each Member such other periodic reports as it deems necessary or appropriate in its discretion.

7.2      Determinations by the Board of Managers

         (a) All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board of Managers unless specifically and expressly otherwise provided for by the provisions of this Agreement or required by law, and such determinations and allocations shall be final and binding on all the Members.

         (b) The Board of Managers may make such adjustments to the computation of Net Profit or Net Loss, the Allocation Change with respect to any Member, or any components comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Fund and the intended allocation thereof among the Members.

7.3      Valuation of Assets

         (a) Except as may be required by the 1940 Act, the Board of Managers shall value or have valued any Securities or other assets and liabilities of the Fund as of the close of business on the last day of each Fiscal Period in accordance with such valuation procedures as shall be established from time to time by the Board of Managers and which conform to the requirements of the 1940 Act. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

         (b) The Fund will value interests in Investment Funds at their "fair value," as determined in good faith by the Board of Managers, which value ordinarily will be the value of an interest in an Investment Fund determined by the Portfolio Manager of the Investment Fund in accordance with the policies established by the Investment Fund, absent information indicating that such value does not represent the fair value of the interest.

         (c) The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

8.1      Amendment of Limited Liability Company Agreement

         (a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with: (i) the approval of the Board of Managers (including the vote of a majority of the Independent Managers, if required by the 1940 Act) and (ii) if required by the 1940 Act, the approval of the Members by such vote as is required by the 1940 Act.

         (b)      Any amendment that would:

                  (i) increase the obligation of a Member to make any contribution to the capital of the Fund;

                  (ii) reduce the Capital Account of a Member or Special Member Account other than in accordance with Article V; or

                  (iii) modify the events causing the dissolution of the Fund;

may be made only if (1) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (2) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Managers) to tender its entire Interest for repurchase by the Fund pursuant to Article IV.

         (c) The power of the Board of Managers to amend this Agreement at any time without the consent of the other Members as set forth in paragraph (a) of this Section 8.1 shall specifically include the power to:

                  (i) restate this Agreement together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

                  (ii) amend this Agreement (other than with respect to the matters set forth in Section 8.1(a) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof; and

                  (iii) amend this Agreement to make such changes as may be necessary or advisable to ensure that the Fund will not be treated as an association or a publicly traded partnership taxable as a corporation as defined in Section 7704(b) of the Code.

         (d) The Board of Managers shall cause written notice to be given of any amendment to this Agreement (other than any amendment of the type contemplated by clause (1) of Section 8.1(c) hereof) to each Member, which notice shall set forth (i) the text of the amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

8.2      Special Power of Attorney

         (a) Each Member hereby irrevocably makes, constitutes and appoints each Manager, acting severally, and any liquidator of the Fund's assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

                  (i) any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

                  (ii) any amendment to the Certificate required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Fund; and

                  (iii) all such other instruments, documents and certificates that, in the opinion of legal counsel to the Fund, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

         (b) Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner that may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

         (c) This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each of the Managers and as such:

                  (i) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund or Board of Managers shall have had notice thereof; and

                  (ii) shall survive the delivery of a Transfer by a Member of the whole or any portion of such Member's Interest, except that where the transferee thereof has been approved by the Board of Managers for admission to the Fund as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board of Managers to execute, acknowledge and file any instrument necessary to effect such substitution.

8.3      Notices

         Except as otherwise set forth in this Agreement, notices that may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, or if to the Fund, the Board of Managers or the Investment Manager, by hand delivery, registered or certified mail return receipt requested, commercial courier service, telex or telecopier, and shall be addressed to the respective parties hereto at their addresses as set forth in the books and records of the Fund. Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

8.4      Agreement Binding Upon Successors and Assigns

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

8.5      Applicability of 1940 Act and Form N-2

         The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the 1940 Act and the Form N-2 that affect numerous aspects of the conduct of the Fund's business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

8.6      Choice of Law

         Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act without regard to the conflict of law principles of such State.

8.7      Not for Benefit of Creditors

         The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Managers, the Special Member and the Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

8.8      Consents

         Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

8.9      Merger and Consolidation

         (a) The Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities pursuant to an agreement of merger or consolidation that has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.

         (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(f) of the Delaware Act, (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability Fund in the merger or consolidation, or (iii) provide that the limited liability Fund agreement of any other constituent limited liability Fund to the merger or consolidation (including a limited liability Fund formed for the purpose of consummating the merger or consolidation) shall be the limited liability Fund agreement of the surviving or resulting limited liability Fund.

8.10     Pronouns

         All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

8.11     Confidentiality

         (a) A Member may obtain from the Fund such information regarding the affairs of the Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board of Managers.

         (b) Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name and/or address (whether business, residence or mailing) of any Member (collectively, "Confidential Information") without the prior written consent of the Board of Managers, which consent may be withheld in its sole discretion.

         (c)      Each Member recognizes that in the event that this Section
8.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates' principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith. In the event that any non-breaching Member or the Fund determines that any of the other Members or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates' principals, partners, members, directors, officers, employees or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Members agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

8.12     Certification of Non-Foreign Status

         Each Member or transferee of an Interest from a Member shall certify, upon admission to the Fund and at such other times thereafter as the Board of Managers may request, whether such Member is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 60 days of any change in such Member's status.

8.13     Severability

         If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

8.14     Filing of Returns

         The Board of Managers or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a Federal information tax return in compliance with Section 6031 of the Code and any required state and local income tax and information returns for each tax year of the Fund.

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

8.15     Tax Matters Partner

         (a) A Manager who is a Member shall be designated on the Fund's annual Federal income tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Fund for purposes of Section 6231(a)(7) of the Code. In the event that no Manager is a Member, a Member shall be so designated. Should any Member be designated as the Tax Matters Partner for the Fund pursuant to Section 6231(a)(7) of the Code, it shall, and each Member hereby does, to the fullest extent permitted by law, delegate to a Manager selected by the Board of Managers all of its rights, powers and authority to act as such Tax Matters Partner and hereby constitutes and appoints such Manager as its true and lawful attorney-in-fact, with power to act in its name and on its behalf, including the power to act through such agents or attorneys as it shall elect or appoint, to receive notices, to make, execute and deliver, swear to, acknowledge and file any and all reports, responses and notices, and to do any and all things required or advisable, in the Manager's judgment, to be done by such a Tax Matters Partner. Any Member designated as the Tax Matters Partner for the Fund under Section 6231(a)(7) of the Code shall be indemnified and held harmless by the Fund from any and all liabilities and obligations that arise from or by reason of such designation.

         (b) Each person (for purposes of this Section 8.15, called a "Pass-Thru Member") that holds or controls an interest as a Member on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Member is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Fund holding such interests through such Pass-Thru Member. In the event the Fund shall be the subject of an income tax audit by any Federal, state or local authority, to the extent the Fund is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Fund and each Member thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Fund.

8.16     Section 754 Election

         In the event of a distribution of Fund property to a Member or an assignment or other transfer (including by reason of death) of all or part of the interest of a Member in the Fund, at the request of a Member, the Board of Managers, in its discretion, may cause the Fund to elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Fund property as provided by Sections 734 and 743 of the Code.

         EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE CONFIDENTIALITY CLAUSE SET FORTH IN
SECTION 8.11.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  ORGANIZATIONAL MEMBER:

                                  MEZZACAPPA MANAGEMENT, LLC

                                  By: /s/ Francis J. Conroy
                                      __________________________________________
                                  Name:  Francis J. Conroy
                                  Title: Member

                                  SPECIAL MEMBER:

                                  MEZZACAPPA INVESTORS II, LLC

                                  By: /s/ Francis J. Conroy
                                      __________________________________________
                                  Name:  Francis J. Conroy
                                  Title: Member

                                  MEMBERS:

                                  Each person who shall sign an investor
                                  application or certification and who shall be accepted by the Board of Managers to the Fund as a Member.

                                       28